EXHIBIT 99.1
NEWS

Contact:

John P. Howlett
Vice Chairman - Corporate Development
Emtec, Inc.
Telephone 973-376-4242
Email johnhowlett@emtecinc.com
Web site www.emtecinc.com

Emtec, Inc. Announces Fiscal 2007 Results
4th Quarter 2007 Net Income Up 263% From 4th Quarter 2006

Marlton, NJ, November 30, 2007 - Emtec, Inc. (OCTCBB: ETEC), an Information Technology Systems and Services Company announced today its results for the quarter and year ended August 31, 2007.

For the quarter ended August 31, 2007, revenue was $66.7 million, a 38% increase from $48.3 million for the quarter ended August 31, 2006. Operating income was $1.72 million, with net income of $848 thousand, or $0.06 per share, compared to net income of $234 thousand, or $0.02 per share, for quarter ended August 31, 2006.

Operating loss for the year ended August 31, 2007 was $2.68 million, with net loss of $2.28 million, or $0.16 loss per share, compared to net income of $198 thousand, or $0.01 per share, for the year ended August 31, 2006. The operating loss for the year ended August 31, 2007 included $1.10 million of potential merger related costs and $2.33 million of one-time charges related to the amendment of certain employment and management agreements. Excluding these costs, operating income for the year would have been $750 thousand.

Management attributes the strong fourth quarter results to strong sales, particularly to our education and federal government clients.

“We are pleased to deliver extremely strong operating results for the quarter ending August 31, 2007 and excellent progress on improving the Company’s financial performance. We are excited about our success in the education and U.S. Government business,” said Dinesh Desai, Emtec’s Chairman and CEO.

About Emtec:

Emtec, Inc. established in 1964, is an information technology company, providing services and products to the federal, state, local, education and commercial markets. Areas of specific practices include enterprise architecture, data management, data center infrastructure and consulting and integration services.

Certain statements in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Emtec, Inc. (“the Company”), or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to the Company’s ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its plan of operations when needed; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under “Search for Company Filings.”   We undertake no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.

EMTEC, INC.
SUMMARY FINANCIAL INFORMATION

Quarters Ended August 31,

	2007	2006	Change	%
Revenues	$66,723,555	$48,349,233	$18,374,322	38.0%

Gross profit	8,074,149	6,087,907	1,986,242	32.6%
Percent of revenues	12.1%	12.6%

Operating income	1,721,689	433,436	1,288,253	297.2%
Percent of revenues	2.6%	0.9%

Net income	$847,954	$233,756	$614,198	262.8%
Percent of revenues	1.3%	0.5%

Years Ended August 31,

	2007	2006	Change	%
Revenues	$216,980,138	$224,511,942	$(7,531,804)	-3.4%

Gross profit	23,154,188	25,129,592	(1,975,404)	-7.9%
Percent of revenues	10.7%	11.2%

Operating income (loss)	(2,680,598)	1,379,990	(4,060,588)	-294.2%
Percent of revenues	-1.2%	0.6%

Net income (loss)	$(2,279,987)	$197,915	$(2,477,902)	-1252.0%
Percent of revenues	-1.1%	0.1%